Exhibit 99.1

Cape Fear Bank Corporation Receives Notice of Delisting of Common Stock

from The Nasdaq Capital Market

WILMINGTON, NC, April 22, 2009 – Cape Fear Bank Corporation (the “Company”) received a Nasdaq Staff Determination on April 17, 2009 indicating that the Company is not in compliance with the annual report filing, minimum bid price, market price and shareholders’ equity requirements for continued listing set forth in Nasdaq Marketplace Rules 5250, 5505 and 5550 and that its securities are, therefore, subject to delisting from The Nasdaq Capital Market.

The Company does not intend to request a hearing to appeal the Nasdaq Staff Determination.

Trading in the Company’s common stock was halted by Nasdaq on April 13, 2009. The Company currently anticipates that trading of its common stock will be suspended at the opening of business on April 28, 2009 and that the Company’s securities will be removed from listing and registration on The Nasdaq Capital Market.

About the Company

Cape Fear Bank Corporation is the former bank holding company of Cape Fear Bank. Cape Fear Bank, originally established as a community bank in 1998, was closed by the North Carolina Office of the Commissioner of Banks on April 10, 2009 and the Federal Deposit Insurance Corporation was immediately named receiver.

The Federal Deposit Insurance Corporation, acting in its capacity as receiver of Cape Fear Bank, entered into a purchase and assumption agreement with First Federal Savings and Loan Association of Charleston, Charleston, South Carolina and the former offices of Cape Fear Bank are now branch offices of First Federal Savings and Loan Association of Charleston.

The Company’s outstanding common stock, however, was not exchanged for securities of First Federal Savings and Loan of Charleston and, therefore, investors should not contact First Federal Savings and Loan of Charleston with questions regarding their investment in Cape Fear Bank Corporation.

Forward-Looking Statements

This press release may contain statements relating to Cape Fear Bank Corporation (the Company) and its financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the Company’s reports filed with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the Commission’s website at www.sec.gov.

FOR FURTHER INFORMATION:

Betty V. Norris	Shelley Southerland
Senior Vice President/Treasurer	Vice President
Chief Financial Officer	Corporate Secretary
(910) 509-3914	(910) 509-3901